Exhibit 10.3

Deal CUSIP 46187CAA9

Revolving Loan CUSIP 46187CAB7

Term Loan CUSIP 46187CAC5

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of

February 6, 2017

among

INVITATION HOMES OPERATING PARTNERSHIP LP,

as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

ROYAL BANK OF CANADA,

as Passive Joint Lead Arrangers,

DEUTSCHE BANK SECURITIES INC.

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agents

and

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS BANK USA

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES:

Schedule IPLF		Initial Pre-Payable Loan Facilities
Schedule MSG	–	Material Subsidiary Guarantors
Schedule 2.01	–	Commitments
Schedule 3.05	–	Unencumbered Assets
Schedule 3.06	–	Disclosed Matters
Schedule 3.14	–	Subsidiaries and Investment Affiliates
Schedule 6.04	–	Affiliate Transactions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C-1	–	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2	–	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3	–	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4	–	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D	–	Form of Note
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Pledge Agreement
Exhibit G	–	Form of Parent Guaranty
Exhibit H	–	Form of Notice of Loan Prepayment
Exhibit I	–	Form of Letter of Credit Report

-iv-

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”), dated as of February 6, 2017, is entered into by and among INVITATION HOMES OPERATING PARTNERSHIP LP, a Delaware limited partnership, as Borrower, the LENDERS party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide certain revolving and term loan credit facilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.15.

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments and/or New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to New Revolving Commitments and/or New Term Loans and otherwise reasonably satisfactory to the Administrative Agent, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Borrower.

“Additional Subsidiary Guarantor” means any Subsidiary of the Borrower that is required to provide a Subsidiary Guaranty in accordance with Section 5.09(a).

“Adjustment Index” means the S&P CoreLogic Case-Shiller U.S. National Home Price Index, a repeat sales, value and interval weighted, econometric home price index model that measures changes in U.S. single-family housing market prices.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or any ABR Borrowing bearing interest in accordance with clause (c) of the definition of “Alternate Base Rate”, an interest rate per annum equal to (a) the LIBO Rate for the applicable Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%) and (c) the Adjusted LIBO Rate for a one month Interest Period for such day plus one percent (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Rate” means, (i) as of the Effective Date and continuing until the Borrower makes an effective Investment Grade Election, the Applicable Rate – Leverage, and (ii) from and after the first Business Day following the date on which the Borrower makes an effective Investment Grade Election, the Applicable Rate – Rating. Such Investment Grade Election and the application of the Applicable Rate – Rating shall be irrevocable once made.

“Applicable Rate – Leverage” means, for any day, with respect to each Type and Class of Loan, as the case may be, the number of basis points determined by the range into which the Total Leverage Ratio then falls in the table below:

Level	Total Leverage Ratio	Revolving Loan:		Term Loan:
		Adjusted LIBO Rate - Applicable Rate (bps)	ABR - Applicable Rate (bps)	Adjusted LIBO Rate - Applicable Rate (bps)	ABR - Applicable Rate (bps)
Level I	< 40%	175	75	170	70
Level II	≥40% and <45%	185	85	180	80
Level III	≥45% and <50%	200	100	195	95
Level IV	≥50% and <55%	215	115	210	110
Level V	≥55%	230	130	230	130

For purposes of this definition, any increase or decrease in the Applicable Rate - Leverage resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 5.01(a)(iii); provided, however, that if such Compliance Certificate is not delivered within thirty (30) days after notice from the Administrative Agent or the Required Lenders to the Borrower notifying the Borrower of the failure to deliver such Compliance Certificate on the date when due in accordance with Section 5.01(a)(iii), then the Applicable Rate - Leverage shall be the number of basis points that would apply to Level V of the table set forth in this definition above and it shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate - Leverage from the Effective Date until the delivery of the Compliance Certificate for the fiscal quarter ending March 31, 2017 shall be based on Level II.

If at any time the Financial Statements upon which the Applicable Rate - Leverage was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay (or, if applicable, the Lenders will be required to credit against the next interest payment(s) due from the Borrower hereunder) any additional amount that the Borrower would have been required to pay (or, if applicable, should not have paid) if such Financial Statements had been accurate at the time they were delivered.

“Applicable Rate – Rating” means, for any day, with respect to each Type and Class of Loan, as the case may be, the number of basis points determined by the range into which the Debt Rating then falls in the table below:

Level	Debt Rating (S&P / Moody’s )	Revolving Loan:			Term Loan:
		Adjusted LIBO Rate - Applicable Rate (bps)	ABR - Applicable Rate (bps)	Revolving Credit Facility Fee Rate (bps)	Adjusted LIBO Rate - Applicable Rate (bps)	ABR - Applicable Rate (bps)
Level I	A- / A3	85	0	12.5	90	0
Level II	BBB+ / Baa1	90	0	15	95	0
Level III	BBB / Baa2	100	0	20	110	10
Level IV	BBB- / Baa3	120	20	25	135	35
Level V	Less than BBB- / Baa3 or unrated	155	55	30	175	75

If at any time the Borrower has more than one Debt Rating, and such Debt Ratings do not fall in the same Level of the table set forth in this definition, then: (A) if the difference between such Debt Ratings is one Level (e.g., BBB- by S&P and Baa2 by Moody’s), the Applicable Rate - Rating shall be determined based on the Level corresponding to the higher of the Debt Ratings (e.g., Level III); (B) if the difference between such Debt Ratings is two Levels (e.g., BBB- by S&P and Baa1 by Moody’s), the Applicable Rate - Rating shall be determined based on the average of the applicable Debt Ratings (e.g., Level III) and (C) if the difference between such Debt Ratings is three Levels (e.g., BBB- by S&P and A3 by Moody’s), the Applicable Rate - Rating shall be determined based on the Level corresponding to the Debt Rating that is one Level above the Level corresponding to the lower of the applicable Debt Ratings (e.g., Level III).

If each of S&P and Moody’s discontinue their Debt Ratings of the REIT industry or the Borrower, the Borrower may seek a corporate rating from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the date the Borrower receives a corporate rating from such new, approved rating agency, the Applicable Rate - Rating and the Revolving Credit Facility Fee shall be the number of basis points that would apply to Level V of the table set forth in this definition above.

If a downgrade or discontinuance of the Debt Rating by S&P or Moody’s results in an increase in the Applicable Rate - Rating or the Revolving Credit Facility Fee and if such increase is reversed and the affected Applicable Rate - Rating or Revolving Credit Facility Fee is restored within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due the Lenders equal to the interest differential on the Loans and the differential on the Revolving Credit Facility Fee during such period of downgrade or discontinuance.

If an upgrade of the Debt Rating by S&P or Moody’s results in a decrease in the Applicable Rate - Rating or Revolving Credit Facility Fee and if such upgrade is reversed and the affected Applicable Rate - Rating or Revolving Credit Facility Fee is restored within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Loans and the differential on the Revolving Credit Facility Fee during such period of upgrade.

“Approved Counterparty” means (a) the Administrative Agent, Lender or any Affiliate of the Administrative Agent or Lender at the time it entered into a Secured Hedge Agreement, in its capacity as a party thereto, in each case notwithstanding whether such Approved Counterparty ceases to be the Administrative Agent, Lender or an Affiliate of the Administrative Agent or Lender after entering into such Secured Hedge Agreement, and (b) any other Person from time to time approved in writing by the Administrative Agent. Any counterparty that is not a party to this Agreement shall not be an “Approved Counterparty” unless and until such counterparty executes a joinder as required pursuant to the terms of Section 8.09(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Senior Managing Director, Managing Director, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Co-Chief Investment Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary or General Counsel of the Borrower or the Borrower GP or any other officer listed on the applicable incumbency certificate delivered pursuant to Section 4.01(c)(iii).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding; provided, that in calculating any Lender’s Revolving Credit Exposure for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.12(a) and Section 2.12(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balance Sheet Cash” means the Ownership Share of all cash and Cash Equivalents, including cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or counterparty and from like-kind exchanges, in each case, of the Consolidated Group.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Borrower” means, Invitation Homes Operating Partnership LP, a Delaware limited partnership.

“Borrower GP” means Invitation Homes OP GP LLC, a Delaware limited liability company, if it is the general partner of the Borrower, or, if not, any Subsidiary of the Parent that is the general partner of the Borrower.

“Borrowing” means Loans (or in the case of Term Loans, each portion thereof) of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans (or in the case of Term Loans, each portion thereof), as to which a single Interest Period (i.e., of the same duration and ending on the same date) is in effect.

“Borrowing Request” means a request in substantially the form of Exhibit E hereto by the Borrower for a Borrowing in accordance with Section 2.03 appropriately completed and signed by an Authorized Officer.

“BPO Value” means either (i) the “as is” value for any Operating Property set forth in the Broker Price Opinion most recently obtained by the Administrative Agent from the Diligence Agent or provided by the Borrower from the Diligence Agent with respect to such Operating Property (including, for the avoidance of doubt, any of the Broker Price Opinions obtained pursuant to Section 5.01(b)), or (ii) the value described in the preceding clause (i) of this definition as adjusted at the end of the most recently ended fiscal quarter pursuant to the most recent change (from the then immediately preceding BPO Value adjustment) in the index value reported pursuant to the Adjustment Index (such adjusted value, the “Index-Adjusted BPO Value”), whichever value is more recent. For the avoidance of doubt, (x) the Borrower may periodically update the BPO Value of any Operating Property at any time by causing the Diligence Agent to obtain a revised Broker Price Opinion relating thereto and (y) the Index-Adjusted BPO Value of each Operating Property shall be readjusted at the end of each fiscal quarter pursuant to the process described in clause (ii) of this definition above.

“Broker Price Opinion” means, with respect to any Operating Property, either (x) a broker price opinion obtained by the Administrative Agent, (y) a broker price opinion obtained by the Administrative Agent or the Borrower from the Diligence Agent or (z) an appraisal obtained by the Administrative Agent from the Diligence Agent that at a minimum conforms to generally accepted appraisal standards as set forth in the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board of the Appraisal Foundation. Broker Price Opinions shall include such information (including, but not limited to, opinion of value) and comply with such guidelines (including under applicable law) as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan (and any ABR Loans or Borrowings the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within three hundred sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means: (a) for any reason whatsoever, the Parent or a Wholly-Owned Subsidiary of the Parent shall cease to Control, directly or indirectly, the Borrower GP; (b) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders shall beneficially own more than fifty percent (50%) of the then outstanding voting Equity Interests of the Parent; or (c) for any reason whatsoever, the Parent ceases to beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power of the then outstanding voting Equity Interests of the Borrower. For purposes of this definition, a person or persons or group or groups shall be deemed to have a majority of the total voting power of the then outstanding voting Equity Interests in a limited liability company, partnership, association or other business entity if such person or persons or group or groups shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the Pledge Agreement, and all other collateral documents made by or on behalf of a pledgor thereunder to or for the benefit of the secured parties thereunder in connection with the Pledge Agreement, as any of the foregoing have been and may be supplemented, modified or amended from time to time.

“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.

“Commitment Fee Rate” means, to the extent in effect as calculated on a daily basis, for any applicable period (a) 0.35% per annum, if the actual daily Revolving Commitment Utilization Percentage for such quarter is less than or equal to fifty percent (50%), and (b) 0.20% per annum, if the actual daily Revolving Commitment Utilization Percentage for such quarter is greater than fifty percent (50%).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a compliance certificate delivered in accordance with Section 5.01(a)(iii) in the form attached hereto as Exhibit B.

“Competitor” shall mean (i) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating residential real property, including single family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, (ii) any REIT (other than (x) a REIT that invests primarily in mortgages and (y) which is not the Parent or a subsidiary thereof), or (iii) any Affiliate of either of the foregoing which is reasonably identifiable as an Affiliate solely based upon the name of such Affiliate; provided, however, that neither the Administrative Agent nor any Lender shall have any liability hereunder or otherwise in the event of an assignment pursuant to clause (iii) above to any Person not then actually known by the Administrative Agent or such Lender to be a “Competitor”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means the Borrower and all of the Subsidiaries which are consolidated with the Borrower for financial reporting purposes under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender.

“Customary Nonrecourse Carveouts” means, with respect to any Nonrecourse Indebtedness, exclusions from the exculpation provisions with respect to such Nonrecourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, bankruptcy, insolvency, receivership, prohibited transfers, violations of “special purpose entity” covenants and other similar events and exceptions customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in nonrecourse financings of real estate.

“Debt Rating” means, as of any date of determination, the rating as determined by S&P and/or Moody’s of the Borrower’s non-credit enhanced, senior unsecured long-term debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Bankruptcy Event or (ii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to

Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank, each Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanctions Laws and Regulations.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Sanctions Laws and Regulations-related Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise controlled by an SDN.

“Diligence Agent” means (i) Green River Capital, LLC, or (ii) such other institution designated by the Administrative Agent with the consent of the Required Lenders by written notice to the Borrower and the Lenders.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Institution” means any Person that is specifically identified by name on a written list that has been delivered to the Administrative Agent on or before the Effective Date, which list may be updated from time to time after the Effective Date upon the Borrower delivering an updated list to the Administrative Agent; provided, however, that no such update shall apply retroactively to any Persons that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest in any Commitment, Revolving Credit Exposure or Term Loan Exposure; provided, further, however, that any such Person that holds (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest shall not be permitted to acquire an additional assignment, participation or other interest in any Commitment, Revolving Credit Exposure or Term Loan Exposure. The list of Disqualified Institutions shall be made available to a Lender upon reasonable request to the Administrative Agent in connection with a proposed assignment under Section 9.04.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means for the Consolidated Group and all Investment Affiliates for any period, as determined in accordance with GAAP, an amount equal to (i) the Ownership Share of Net Operating Income for each Operating Property owned by the members of the Consolidated Group or an Investment Affiliate, plus (ii) the Ownership Share of other income and revenues of the members of the Consolidated Group and Investment Affiliates, including, without limitation, third party Management Fees, third party captive insurance premiums and other corporate revenues, minus (iii) the Ownership Share of all general and administrative expenses of the Consolidated Group and Investment Affiliates; provided that such calculation shall exclude one-time gains and losses from asset sales and non-cash expenses.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 6, 2017, the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. For the avoidance of doubt, an executed counterpart of a signature page delivered by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall not be considered an Electronic Signature.

“Electronic System” means any electronic system, including IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security systems.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved in accordance with the provisions of Section 9.04(b). For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee.

“Encumbered Asset” means any Operating Property (a) located in the United States, (b) one hundred percent (100%) of which is owned directly or indirectly in fee simple by the Borrower or any of its Wholly-Owned Subsidiaries and (c) which, as of any date of determination, is subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency), except that no Operating Property shall be an Encumbered Asset solely by virtue of being subject to (i) Permitted Encumbrances or Liens in favor of the Administrative Agent or (ii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to meet the minimum funding standards of Section 303 of ERISA or Section 430 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, or insolvent or in reorganization, within the meaning of Title I or IV of ERISA, as applicable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided, however, that any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of “Alternate Base Rate” shall not constitute a Eurodollar Loan or Borrowing, but an ABR Loan or Borrowing, as applicable.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded CFC” means any (a) “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) non-U.S. Subsidiary that is a Subsidiary of a CFC, or (c) non-U.S. Subsidiary substantially all the assets of which are CFCs, (d) direct or indirect Subsidiary of a Subsidiary that is an Excluded CFC, or (e) direct or indirect U.S. Subsidiary substantially all of the assets of which consist of equity of one or more direct or indirect non-U.S. Subsidiaries that are CFCs.

“Excluded Subsidiary” means (a) any direct or indirect Subsidiary of the Borrower or a Guarantor that is not organized under the laws of the United States, any state thereof or the District of Columbia, (b) any Subsidiary holding title to assets that are collateral for any Nonrecourse Indebtedness of such Subsidiary, (c) any Subsidiary that is prohibited (on or following the Effective Date) from guarantying the Indebtedness under this Agreement pursuant to any document, instrument or agreement evidencing such Nonrecourse Indebtedness, provided such document, instrument or agreement was not entered into in contemplation of such prohibition, or (d) any Excluded CFC. For the purposes of this definition, no Indebtedness shall fail to constitute Nonrecourse Indebtedness as the result of Customary Nonrecourse Carveouts.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” means an executive order issued by the President of the United States of America.

“Facility” means each of the Term Loan Facility and the Revolving Facility (and collectively, the “Facilities”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A., on such day on such transactions as determined by the Administrative Agent; provided, however, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents.

“Financial Covenants” means the financial covenants set forth in Section 6.01(a).

“Financial Officer” means the chief financial officer or principal accounting officer of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a)(i) and (a)(ii).

“Financing Lease Obligation” means, at any time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease; provided, that, any obligations of the Borrower or its Subsidiaries either existing on the Effective Date or created prior to any re-characterization described below (i) that were not included on the consolidated balance sheet of the Borrower as financing or capital lease obligations and (ii) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Net Operating Income and EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness.

“Financing Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a financing or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided, that, for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP.

“Fixed Charge Coverage Ratio” has the meaning given to such term in Section 6.01(a)(iv).

“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense, (ii) all regularly scheduled principal payments due on account of Total Outstanding Indebtedness (excluding balloon payments), (iii) all cash dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group, and (iv) the Ownership Share of all cash dividends payable on account of preferred stock or preferred operating partnership units of any Investment Affiliate.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as re-enacted from time to time, together with any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on the Effective Date (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Financing Leases and obligations in respect thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranties” means, collectively, the Subsidiary Guaranty and, if required, the Parent Guaranty from and after the date it is required to be executed and delivered pursuant to Section 5.09(d) (and each individually, a “Guaranty”).

“Guarantors” means (i) subject to release as provided in Section 5.09(b), the Material Subsidiary Guarantors, and (ii) from and after the date it is required to execute and deliver the Parent Guaranty pursuant to Section 5.09(d), the Parent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HOA” means a homeowners or condominium association, board, corporation or similar entity with authority to create a Lien on an Operating Property as a result of the non-payment of HOA Fees that are payable with respect to such Operating Property.

“HOA Fees” means all homeowner’s and condominium dues, fees, assessments and impositions, and any other charges levied or assessed or imposed against an Operating Property, or any part thereof, by an HOA.

“Increased Amount Date” has the meaning assigned to such term in Section 2.04.

“Incremental Commitments” has the meaning assigned to such term in Section 2.04.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Financing Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, in each case, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded. The Indebtedness of any Person shall (A) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefore pursuant to the terms of any such Indebtedness, and (B) exclude obligations under or in respect of Non-Financing Lease Obligations (to the extent they are treated as operating leases in the most recent financial statements in existence on the Effective Date), straight-line leases, operating leases or sale lease-back transactions (except any resulting Financing Lease Obligations).

For all purposes hereof, the Indebtedness of any Person shall in the case of the Borrower and its Subsidiaries exclude all intercompany indebtedness made in the ordinary course between the members of the Consolidated Group and reduced by any investment by the Consolidated Group in the indebtedness of any Excluded Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index-Adjusted BPO Value” has the meaning assigned to such term in the definition of BPO Value.

“Ineligible Institution” means (a) natural persons, (b) each Defaulting Lender, (c) the Borrower and each of its Affiliates, (d) each Competitor and (e) each Disqualified Institution.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(b)(i).

“Initial Pre-Payable Loan Facilities” means those loan facilities more particularly described on Schedule IPLF.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day following the last day of each of March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last Business Day of each of March, June, September and December and the Revolving Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the then applicable Maturity Date for such Facility and (iv) each such Interest Period shall be available from each Lender. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing or Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, owns any Equity Interests, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Election” means the election by the Borrower made by written notice to the Administrative Agent at any time that the Borrower has an Investment Grade Rating, irrevocably electing that the Applicable Rate on all Loans and Borrowings under the Loan Documents shall be determined based on the Applicable Rate - Rating.

“Investment Grade Rating” means a Debt Rating of the Borrower of BBB- or better from S&P or Baa3 or better from Moody’s.

“Involuntary Proceeding” has the meaning assigned to such term in Section 7.01(h).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of Bank of America, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, and Wells Fargo Bank, National Association, each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of adequate creditworthiness of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that any Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Joint Lead Arrangers/Joint Bookrunners” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC, as Joint Lead Arrangers/Joint Bookrunners under this Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Issuing Bank Exposure” means, at any time with respect to a given Issuing Bank, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit issued by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender and each Issuing Bank.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement or a commercial or trade letter of credit, if agreed to by any Issuing Bank in its sole discretion. The foregoing shall not constitute a commitment by any Issuing Bank to issue any commercial or trade letter of credit.

“Letter of Credit Report” means a report of outstanding Letters of Credit and information related thereto in form set forth as Exhibit I attached hereto.

“Level” means a level in the leftmost column of the table set forth in the definitions of “Applicable Rate - Leverage” or “Applicable Rate - Rating,” each as applicable based on the definition in which such term is used.

“LIBO Rate” means:

(a) for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such interest period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to an ABR Borrowing on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. dollar deposits with a term of one month commencing that day; and

(c) if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of such asset or any interest therein, or any direct or indirect interest in Borrower or any Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, but excluding any UCC financing statement filed as a fixture filing, mortgage, deed of trust or deed to secure debt, in each case, in respect of third party indebtedness which has been repaid in full and all commitments, security interests and guarantees in connection therewith which have been terminated and released, for no more than seventy-five (75) days after such repayment.

“Loan Documents” means this Agreement, including, without limitation, schedules and exhibits hereto, the Notes (if any), the Guaranties, the Pledge Agreement, and any other agreements entered into in connection herewith or therewith, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Fees” means with respect to any Person, all fees and income earned by such Person for the applicable period in connection with the management, development, and operations of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and Nonrecourse Indebtedness (including, but not limited to, term loan and/or term securitization transactions that are conducted pursuant to either a Rule 144A or registered public offering or similar form of securitization transaction so long as any such transaction satisfies the requirements of Nonrecourse Indebtedness)), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiaries” means those Persons identified on Schedule 3.14 hereto as “Material Subsidiaries” and any other Subsidiary that is then an Additional Subsidiary Guarantor.

“Material Subsidiary Guarantors” means (a) those Persons listed on Schedule MSG hereto and (b) any Subsidiary that becomes an Additional Subsidiary Guarantor.

“Maturity Date” means the Revolving Maturity Date and/or the Term Loan Maturity Date, as the context may require.

“Maximum Leverage Ratio” has the meaning assigned to such term in Section 6.01(a)(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person.

“Net Operating Income” means, with respect to any Operating Property for any period, as determined in accordance with GAAP, an amount equal to (i) the Ownership Share of the rental income and other revenues from the operation of such Operating Property, including from straight-lined rent and amortization of above or below market leases, minus (ii) actual third party Management Fees with respect to such Operating Property, minus (iii) the Ownership Share of all expenses and charges incurred in connection with the operation and maintenance of such Operating Property (including, without limitation, real estate taxes, insurance, homeowner association fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs and marketing costs); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, interest expenses, income taxes, capital expenses, general and administrative expenses, non-cash compensation expenses, impairment and other similar expenses, acquisition costs, gain on sales of property, interest income and other miscellaneous income and expenses, depreciation and amortization expenses, and other non-cash expenses.

“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.

“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan” has the meaning assigned to such term in Section 2.04.

“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.

“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, misrepresentation, waste, environmental indemnities, prohibited transfers, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Wholly-Owned Subsidiary” means any consolidated subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower.

“Notes” means each of the promissory notes, if any, made by the Borrower to evidence the Obligations in accordance with Section 2.10(e).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender and obligations of the Borrower or any Subsidiary arising under any Secured Hedge Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise. Notwithstanding the foregoing, the obligations of the Borrower or any Subsidiary under any Secured

Hedge Agreement shall be secured and guaranteed pursuant to the Pledge Agreement and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, the Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Property” means any one (1) to four (4) unit residential real property, including single family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project (but excluding co-ops and manufactured housing), in each case owned in fee simple by any member of the Consolidated Group or any Investment Affiliate and located in a state within the United States of America or in the District of Columbia, which at any time is an income producing property in operating condition and in respect of which no material part thereof (a) has been damaged by fire or other casualty (unless such damage has been or will be diligently repaired) or (b) has been condemned (unless the remaining portion of such property has been restored).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Ownership Share” means (a) with respect to any member of the Consolidated Group other than a Non-Wholly Owned Subsidiary, one hundred percent (100%), (b) with respect to any Non-Wholly-Owned Subsidiary, the percentage of the issued and outstanding Equity Interests in such Non-Wholly-Owned Subsidiary held by the Consolidated Group, and (c) with respect to any Investment Affiliate, the percentage of the total Equity Interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness and other claims that would have priority in such a liquidation of such Investment Affiliate.

“Parent” means Invitation Homes Inc., a Maryland corporation.

“Parent Guaranty” means the Guaranty to be entered into if and when required pursuant to Section 5.09(d), from the Parent, in favor of the Administrative Agent, for the benefit of the Lenders, in substantially the form attached hereto as Exhibit G.

“Parent Guaranty Event” means the occurrence of any of the following: (i) the Parent at any time directly or indirectly owns properties or assets (other than (A) direct or indirect Equity Interests in the Borrower, an intermediate holding company owning the Borrower or the Borrower GP, or (B) properties or assets that are promptly distributed to the equity holders of the Parent) that, in the aggregate, equal more than two percent (2.00%) of the total assets of the Loan Parties; (ii) the Parent issues any Indebtedness or guarantee; or (iii) the Parent ceases for any reason to be a REIT.

“Pari Passu Debt” means the Ownership Share of any Secured Indebtedness of the Consolidated Group and each Investment Affiliate as of such date (other than Indebtedness of any Investment Affiliate to a member of the Consolidated Group and intercompany indebtedness between members of the Consolidated Group), determined on a consolidated basis in accordance with GAAP, which is secured by the Pledged Collateral, or any portion thereof, on a pari passu basis with the Obligations; provided that obligations under Swap Agreements hedging the interest rate risk of Indebtedness for borrowed money of the Consolidated Group or an Investment Affiliate do not constitute Pari Passu Debt.

“Pari Passu Obligations” means Unsecured Indebtedness (exclusive of Indebtedness under the Loan Documents) of the Borrower or a Subsidiary Guarantor owing to a person or entity that is not a member of the Consolidated Group or a person or entity Controlled (directly or indirectly) by an affiliate of any member of the Consolidated Group.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, impositions, HOA Fees, charges, liens or fees levied or assessed or imposed against a property by a Governmental Authority in connection with code violations, and any other charges levied or assessed or imposed against a property or any part thereof, in each such case, that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) Statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) securing obligations that are not overdue by more than sixty (60) days after which the Borrower receives notice, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Material Subsidiary Guarantor is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Material Subsidiary Guarantor, is not reasonably likely to result in a material impairment of the value of the asset subject to such Lien;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrower;

(e) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(h) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property;

(i) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) Liens deemed to exist in connection with investments in repurchase agreements to the extent not prohibited under this Agreement;

(k) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(l) Liens in respect of the Pledged Collateral securing any Secured Hedge Agreements designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates;

(m) Liens securing any Swap Agreements entered into by any Subsidiary prior to and in connection with a Qualified Refinancing; provided that such Qualified Refinancing shall occur no later than ninety (90) days from the date of the imposition of such Lien; and

(n) that certain Lien with total combined commercial lien value of $40,000 evidenced by the Notice of International Commercial Lien, dated January 09, 2014, filed and recorded as File No. 044-2014-000121 in the Clerk of Superior Court of Dekalb County, Georgia, and that certain Public Notice of Commercial Lien, filed and recorded June 16, 2015, as lien book 1649, page 283, in the Clerk of Superior Court of Dekalb County, Georgia, together with the UCC financing statements filed in connection therewith and any amendments in respect of such UCC financing statements;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means any of the following: (i) The Blackstone Group LP, investment funds that are part of the Blackstone Group family of funds and/or partnerships, parallel funds, alternative investment vehicles and other investment vehicles comprising the real estate funds commonly known as Blackstone Real Estate Partners, any Affiliate of the foregoing and any “group” within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date that includes any of the foregoing and (ii) all other owners of shares of capital stock, partnership interests or other equity ownership interests (including such owners that are members of the management of the Parent, the Borrower or any of their respective Subsidiaries) in the Borrower or the Parent immediately prior to the Effective Date and the effectiveness of this Agreement.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (i) limitations on the ability of a member of the Consolidated Group to make restricted payments or to transfer property to the Borrower or a Subsidiary Guarantor which limitations are not, taken as a whole, materially more restrictive than those contained in the Loan Documents, (ii) limitations on the creation of any lien on any assets of a person or entity that are not, taken as a whole, materially more restrictive than those contained in the Loan Documents or (iii) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that Indebtedness under the Loan Documents is Secured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement executed and delivered pursuant to Section 4.01(a) and substantially in the form of Exhibit F.

“Pledge Termination Event” means any of the following occurs: (i) the Borrower obtains an Investment Grade Rating; or (ii) the ratio of (a) Total Outstanding Indebtedness minus Balance Sheet Cash divided by (b) EBITDA is at least 8.00 to 1.00 for the immediately preceding four (4) consecutive fiscal quarters.

“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Pledgor” means any Person that is or hereafter becomes (pursuant to Section 5.10(b) or otherwise) a party to the Pledge Agreement as a “Pledgor”, unless such Person has then been released in accordance with Section 5.10(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. (or any replacement Administrative Agent) as its “prime rate”; provided, however, that if the Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents. Each change in the Prime Rate shall be effective from and including the date specified in the public announcement of such change.

“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Term Loan Exposure, Revolving Credit Exposure and unused Commitments represented by such Lender’s Term Loan Exposure, Revolving Credit Exposure and unused Commitments.

“Qualified Refinancing” has the meaning assigned to such term in Section 5.09(b).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of § 856, et seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Delivery Date” has the meaning assigned to such term in Section 5.09(a).

“Required Facility Lenders” means, with respect to any Facility, the holders of more than fifty percent (50%) of the total Term Loan Exposures or the total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Commitments, the holders of more than fifty percent (50%) of the total Revolving Credit Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than fifty percent (50%) of the total Term Loan Exposures or the total Revolving Commitments (or total Revolving Credit Exposures), as the case may be, outstanding under such Facility (excluding the Term Loan Exposures, Revolving Commitments and Revolving Credit Exposures, as applicable, of all Defaulting Lenders).

“Required Lenders” means, at any time, Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time; provided, further, that at all times following repayment in full of the Term Loans, when four (4) or more Lenders (excluding all Defaulting Lenders) are a party to this Agreement, “Required Lenders” shall in no event mean less than four (4) Lenders (excluding all Defaulting Lenders).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000.

“Revolving Commitment Utilization Percentage” means on any date, the percentage equal to a fraction (a) the numerator of which is the total Revolving Credit Exposures and (b) the denominator of which is the total Revolving Commitments; provided that in calculating the total Revolving Credit Exposures for purposes of Section 2.12(a) and Section 2.12(b), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Facility Fee” has the meaning assigned to such term in Section 2.12(b).

“Revolving Credit Facility Fee Rate” means the rate per annum in basis points set forth in the then applicable Level of the table set forth in the definition of Applicable Rate – Rating under the column labeled “Revolving Credit Facility Fee Rate.”

“Revolving Facility” means the Revolving Commitments and the Revolving Loans and Swingline Loans made, and Letters of Credit issued, thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) and Section 2.03.

“Revolving Maturity Date” means February 6, 2021, subject to extension as provided in Section 2.21.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Unused Facility Fee” has the meaning assigned to such term in Section 2.12(a).

“S&P” means S&P Global Ratings, or any successor thereto.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements administered, imposed or enforced by the United States Government (including, without limitation, OFAC), or other relevant sanctions authority having jurisdiction over any Loan Party or its subsidiaries.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Hedge Agreements” means any Swap Agreement that is entered into by and between the Borrower or any Subsidiary and any Approved Counterparty and designated in writing by the Borrower or such Approved Counterparty to the Administrative Agent as a “Secured Hedge Agreement” under this Agreement.

“Secured Indebtedness” means all Indebtedness of any Person that is secured by a Lien on any asset of such Person (other than Pari Passu Debt).

“Secured Party” has the meaning assigned to such term in the Pledge Agreement.

“Solvent” when used with respect to any Person, means that, as of any date of determination, with respect to such Person and its subsidiaries on a consolidated basis, (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b)

the present fair saleable value of its assets is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans (and ABR Loans and Borrowings the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Subsidiary Guaranty” means, collectively, (a) the Guaranty, dated as of the date hereof, from the Material Subsidiary Guarantors on the Effective Date in favor of the Administrative Agent for the benefit of the Lenders (the “Initial Subsidiary Guaranty”) and (b) any additional Guaranty in substantially the form of the Initial Subsidiary Guaranty that may be executed and delivered after the Effective Date by an Additional Subsidiary Guarantor in accordance with Section 5.09(a).

“Swap” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of Bank of America, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, and Wells Fargo Bank, National Association, each in its capacity as a lender of Swingline Loans hereunder and their respective successors in such capacity. The Borrower, the Administrative Agent and any Lender may agree that any Lender may make Swingline Loans hereunder, in which case the term “Swingline Lender” shall include such Lender with respect to the Swingline Loans made by such Lender, and each reference to “Swingline Lender” shall mean the applicable Swingline Lender or all Swingline Lenders, as the context may require.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Tangible Net Worth” shall have the meaning assigned to such term in Section 6.01(a)(v).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Initial Term Loan and any New Term Loans made pursuant to Section 2.04.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans hereunder, including any New Term Loan Commitments. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Term Loan Commitments as of the Effective Date is $1,500,000,000.

“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Loan Facility” means the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Lender” means a Lender with a Term Loan Commitment or Term Loan Exposure.

“Term Loan Maturity Date” means February 6, 2022.

“Termination Event” has the meaning assigned to such term in Section 8.09(c)(i).

“Total BPO Value” means, as of any date, without duplication, an amount equal to the Ownership Share each of the following:

(a)	the BPO Value of all Operating Properties of the Consolidated Group, plus

(b)	the BPO Value of all Operating Properties owned by Investment Affiliates, plus

(c)	the amount of third party Management Fees (net of management expenses), fee income from concession agreements and third party captive insurance premiums received by the Consolidated Group for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized.

“Total Interest Expense” means, for any period, without duplication, the sum of (a) the Ownership Share of cash interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Total Outstanding Indebtedness during such period and (b) the Ownership Share of any cash interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse. Total Interest Expense shall exclude, for the avoidance of doubt, the following:

(a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, premiums, if any, pay-in-kind interest expense, the amortization of original issue discount resulting from the issuance of Indebtedness below par, and any other amounts of non-cash interest (including as a result of the effects of purchase accounting);

(b) the accretion or accrual of discounted liabilities during such period;

(c) any interest in respect of items excluded from Indebtedness in the Loan Documents;

(d) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Accounting Standards Codification 815;

(e) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;

(f) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting; and

(g) any expensing of commitment and other financing fees.

“Total Leverage Ratio” means, as of any date of determination, a percentage determined by dividing (a) Total Outstanding Indebtedness minus Balance Sheet Cash by (b) Total BPO Value.

“Total Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (other than intercompany indebtedness between members of the Consolidated Group), plus (b) the applicable Ownership Share of all Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group; provided that obligations under Swap Agreements hedging the interest rate risk of Indebtedness for borrowed money of the Consolidated Group or an Investment Affiliate do not constitute Total Outstanding Indebtedness.

“Total Outstanding Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Secured Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (other than intercompany indebtedness between members of the Consolidated Group), plus (b) the applicable Ownership Share of all Secured Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group; provided that obligations under Swap Agreements hedging the interest rate risk of Indebtedness for borrowed money of the Consolidated Group or an Investment Affiliate do not constitute Total Outstanding Secured Indebtedness.

“Total Outstanding Unsecured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Unsecured Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (other than intercompany indebtedness between members of the Consolidated Group), plus (b) the applicable Ownership Share of all Unsecured Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group plus (c) Pari Passu Debt; provided that obligations under Swap Agreements hedging the interest rate risk of Indebtedness for borrowed money of the Consolidated Group or an Investment Affiliate do not constitute Total Outstanding Unsecured Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unencumbered Asset” means any Operating Property one hundred percent (100%) of which is owned directly in fee simple by the Borrower or a Wholly-Owned Subsidiary thereof and which, as of any date of determination, meets each of the following criteria:

(a) Such Operating Property (including the right to receive income therefrom) is not subject to any Liens, claims, Negative Pledges (unless such Operating Property is owned by an Excluded Subsidiary and there is a Negative Pledge in connection with Nonrecourse Indebtedness of such Subsidiary), ground leases (except in the case of condominiums) or restrictions on transferability or assignability of any kind (including, without limitation, any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause or similar provision that (x) restricts the owner thereof from granting a Lien on such Operating Property (or the right to receive income therefrom) to secure Indebtedness and other obligations arising under the Loan Documents (unless such Operating Property is owned by an Excluded Subsidiary and there is a restriction in connection with Nonrecourse Indebtedness of such Subsidiary) or (y) entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent, (ii) Permitted Pari Passu Provisions and (iii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal; and

(b) The direct owner of such Operating Property is organized in a state within the United States of America or in the District of Columbia.

“Unencumbered Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):

(a)	the BPO Value of all Operating Properties of the Consolidated Group that are Unencumbered Assets, plus

(b)	with respect to any Operating Property that is not an Unencumbered Asset, the product of (i) the lesser of (A) thirty-five percent (35%) and (B) the amount (expressed as a percentage) by which one hundred percent (100%) exceeds the ratio of Indebtedness that is secured by such Operating Property to the BPO Value thereof, multiplied by (ii) the Total BPO Value of such Operating Property; provided that to the extent Unencumbered Asset Value attributable to this clause (b) would exceed fifteen percent (15%) of the total Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value;

Notwithstanding the foregoing, to the extent Unencumbered Asset Value attributable to non-single family rental properties that are Unencumbered Assets would at any time exceed three percent (3.0%) of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value.

“Unencumbered Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 6.01(a)(v).

“Unencumbered Leverage Ratio” has the meaning assigned to such term in Section 6.01(a)(iii).

“Unrestricted Cash” means all Balance Sheet Cash other than cash and Cash Equivalents that (a) are held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges, or are otherwise subject to a pledge, Lien or control agreement (excluding statutory liens in favor of any depositary bank where such cash and Cash Equivalents are maintained) or (b) are held by an entity other than a member of the Consolidated Group as deposits or security for contractual obligations.

“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means, with respect to any entity on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the equity interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such entity. Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to a reference to any date, the word “from” shall mean “from and including” such date and the word “until” shall mean “until but excluding such date”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law, rule or regulation shall mean such law, rule or regulation as amended, modified, replaced or supplemented from time to time.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, or (ii) after giving pro forma effect to such Borrowings and the use of proceeds thereof, (x) the Total Leverage Ratio exceeding sixty percent (60%) or (y) the Unencumbered Leverage Ratio exceeding fifty-five percent (55%). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make Term Loans (other than New Term Loans) in dollars to the Borrower in an aggregate principal amount of $1,500,000,000 on the Effective Date (the “Initial Term Loan”). Any portion of the Term Loans that is repaid may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing of any Class shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. So long as doing so would not result in any increased costs to which the Borrower would be responsible for under Section 2.15, each Lender at its option may make any Eurodollar Loan (or any ABR Loan the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that (i) any Borrowing need not comply with the foregoing integral multiple requirements if the proceeds of such Borrowing are to be used to repay Indebtedness as long as such Borrowing is in an amount equal to the amount being repaid, and (ii) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). At the commencement of each Interest Period for any Eurodollar Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Term Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Term Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Term Loan Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Revolving Borrowings or ten (10) Eurodollar Term Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, and any notice of a Swingline Loan Borrowing shall be made in accordance with Section 2.05(b). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate principal amount of the requested Borrowing, and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)	the location and account number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vi)	each written Borrowing Request made as part of a Borrowing consisting of Revolving Loans shall include the supporting calculations and other information needed to demonstrate compliance (after giving effect to the Advance requested pursuant thereto) with the Revolving Credit Exposure limitation set forth in Section 2.01(a)(ii).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Incremental Facilities.

(a) On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) an increase to the existing Term Loan Commitments and/or the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $1,500,000,000 for all Incremental Commitments (the “Aggregate Maximum Incremental Facility Amount”). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such lesser number of days as the Administrative Agent shall agree) after the date on which such notice is delivered to the Administrative Agent. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (w) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $10,000,000 (or such lesser amount as the Administrative Agent may agree), (x) with respect to any Lender, such Lender may enter into a New Revolving Commitment notwithstanding and in addition to the Aggregate Maximum Incremental Facility Amount, in an amount equal to the amount of any prepayment of its Term Loans under the Term Loan Facility in connection with any such transaction, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, each Issuing Bank and each Swingline Lender (each of which approvals shall not be unreasonably withheld), unless such New Revolving Loan Lender or New Term Loan Lender is an existing Lender.

(b) The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions or additional terms applicable only to periods after the latest Maturity Date of any Revolving Commitments). The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (i) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date and shall not have any scheduled amortization payments prior to the stated maturity date of the Initial Term Loans, (ii) share ratably in any prepayments of the existing Term Loan Facility, unless the Borrower and the New Term Loan Lenders in respect of such New Term Loans elect lesser payments and (iii) otherwise be identical to the existing Term Loans(other than pricing, amortization rate floors, discounts, fees, premiums and optional prepayment redemption provisions or additional terms applicable only to periods after the latest Maturity Date of any Term Loans) or reasonably acceptable to the Administrative Agent.

(c) The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, no Event of Default shall exist and be continuing; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or are qualified by materiality (in which case such representations and warranties shall be true and correct in all respects) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; and (ii) if requested by the Administrative Agent, a customary opinion of counsel to the Borrower and the Guarantors (which may be in substantially the same form as delivered on the Effective Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders.

(d) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

(e) On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(f) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Loan Lenders or the New Term Loan Commitments and the New Term Loan Lenders, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(g) The upfront fees payable to the New Revolving Loan Lenders and/or New Term Loan Lenders shall be determined by the Borrower and the applicable New Revolving Loan Lenders and/or New Term Loan Lenders.

(h) The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments or (iii) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender to exceed its ratable share (based on the then number of Swingline Lenders) of the $50,000,000 Swingline Loan sublimit or (iv) the sum of (x) the outstanding principal amount of such Lender’s Revolving Loans, plus (y) the aggregate Swingline exposure of such Lender (including the entire outstanding principal amount of Swingline Loans made by such Lender and the Swingline Exposure of such Lender with respect to Swingline Loans made by other Lenders), plus (z) the aggregate letter of credit exposure of such Lender (including the sum of the aggregate undrawn amount of all outstanding Letters of Credit issued by such Lender at such time plus the aggregate amount of all LC Disbursements under such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time and the LC Exposure of such Lender with respect to Letters of Credit issued by other Lenders) exceeding the amount of such Swingline Lender’s then Revolving Commitment; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone to the Administrative Agent (confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan Borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Promptly following receipt of a request for a Swingline Loan in accordance with this Section, the Administrative Agent shall advise each Swingline Lender of the details thereof. Each Swingline Lender shall make available to Administrative Agent its ratable share (based on the then number of Swingline Lenders) of such Swingline Loan on or before 2:00 p.m., New York City time, on the day of the proposed Swingline Loan Borrowing and Administrative Agent shall make such Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Administrative Agent or, (in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding made by such Swingline Lender. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of each Swingline Lender, as applicable, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the

Swingline Lender which originally made such Swingline Loan. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Removal and Addition of a Swingline Lenders.

(i) A Swingline Lender may be removed as a Swingline Lender at any time by written agreement among the Borrower, the Administrative Agent and each Swingline Lender, including the Swingline Lender being removed. The Administrative Agent shall notify the Lenders of any such removal of a Swingline Lender. At the time any such removal shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the removed Swingline Lender pursuant to this Agreement. After the removal of a Swingline Lender hereunder, (i) the removed Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such removal, but shall not be required to make any additional Swingline Loans and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such removed Swingline Lender as the context shall require.

(ii) A Lender may be added as a Swingline Lender at any time by written agreement among the Borrower, the Administrative Agent, each Swingline Lender and the Lender becoming a Swingline Lender. The Administrative Agent shall notify the Lenders of any such addition of a Swingline Lender. From and after the effective date of any such addition, (i) the new Swingline Lender shall have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans to be made by such Swingline Lender thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such new Swingline Lender as the context shall require.

(e) Unless the Administrative Agent shall have received notice from a Swingline Lender on or before 2:00 p.m., New York City time, on the day of the proposed Swingline Loan Borrowing that such Swingline Lender will not make available to the Administrative Agent such Swingline Lender’s ratable share (based on the then number of Swingline Lenders) of such Swingline Loan Borrowing, the Administrative Agent may assume that such Swingline Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Swingline Lender has not in fact made its share of the applicable Swingline Loan Borrowing available to the Administrative Agent, then the applicable Swingline Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Swingline Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Swingline Loans. If such Swingline Lender pays such amount to the Administrative Agent, then such amount shall constitute such Swingline Lender’s pro rata share such Swingline Loan Borrowing.

(f) The Administrative Agent shall be responsible for invoicing the Borrower for interest on all Swingline Loans. Until each Revolving Lender funds its Revolving Percentage in accordance with this Section 2.05, principal and interest received on account of such Swingline Loan shall be solely for the account of the Swingline Lenders on a ratable basis.

(g) Until such time as any Swingline Loan is refinanced under Section 2.05(c), Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Administrative Agent for the benefit of the Swingline Lenders.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request and the specified Issuing Bank shall issue Letters of Credit with the Borrower being the applicant thereof for the support of Borrower’s or the Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to the applicable Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment, renewal or extension) the Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no later than 11:00 a.m., New York City time, on the date three (3) Business Days in advance or such shorter period as the applicable Issuing Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Issuing Bank selected by the Borrower to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iii) the LC Issuing Bank Exposure of any Issuing Bank shall not exceed its ratable share of the $50,000,000 Letter of Credit sublimit, unless agreed in writing by such Issuing Bank and (iv) the sum of the total Revolving Credit Exposure of such Issuing Bank exceeding the amount of such Issuing Bank’s then Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as such Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve (12) month period) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.06(j) on or prior to forty-five (45) days before the Revolving Maturity Date in an amount equal to one hundred two percent (102%) of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Revolving Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Revolving Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Revolving Maturity Date until no such Letters of Credit remain outstanding.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued a Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued a Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank that issued a Letter of Credit for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank that issued a Letter of Credit under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank that issued a Letter of Credit, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank that issued a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by an Issuing Bank, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Removal and Addition of an Issuing Bank.

(i) An Issuing Bank may be removed as an Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent and each Issuing Bank, including the Issuing Bank being removed. The Administrative Agent shall notify the Lenders of any such removal of an Issuing Bank. At the time any such removal shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the removed Issuing Bank pursuant to Section 2.12(c). After the removal of an Issuing Bank hereunder, (i) the removed Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such removed Issuing Bank as the context shall require.

(ii) A Lender may be added as an Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent, each Issuing Bank and the Lender becoming an Issuing Bank. The Administrative Agent shall notify the Lenders of any such addition of an Issuing Bank. From and after the effective date of any such addition, (i) the new Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such new Issuing Bank as the context shall require.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to one hundred two percent (102%) of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank ratably (based on the unreimbursed LC Disbursements held by each Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank, the rules of the ISP shall apply to each standby Letter of Credit, and the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, such Issuing Bank shall not be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit issued pursuant to this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly, but in no event later than 2:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of the Borrower or other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which Borrowings may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)	if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Facility Lenders under the applicable Facility, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date and (b) the Term Loan Commitments shall terminate following disbursement of the Term Loans on the Effective Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under a particular Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under a particular Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Loan Lender, the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date and (iii) to the Administrative Agent the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein, unless such assignee elects not to receive a

Note (in which case such assignor shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form) (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon either (a) payment in full of the Loans evidenced by any such promissory note and termination of the Commitments relating thereto or (b) the assignment of such Loans and Commitments in accordance with Section 9.04 hereof, each such promissory note shall be promptly returned to the Borrower by the payee named therein at the request of the Borrower or in the case of any loss, theft or destruction of such Note, a lost note affidavit in customary form.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written notice in the form attached hereto as Exhibit H) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to the prepayment of a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Any portion of the Term Loan that is prepaid may not be reborrowed.

(c) Notwithstanding anything to the contrary contained herein, if at any time the aggregate principal amount of all outstanding Revolving Loans exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Revolving Lenders, the amount of such excess.

SECTION 2.12 Fees. (a) At all times prior to the date on which an effective Investment Grade Election is made, the Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, an unused facility fee (the “Revolving Unused Facility Fee”), computed at the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made, which Revolving Unused Facility Fee shall be payable quarterly in arrears on the last day of each of March, June, September and December during the applicable period, commencing on the first such date to occur after the date hereof, and on the date the Revolving Commitments terminate. All Revolving Unused Facility Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) On and after the date on which an effective Investment Grade Election is made, the Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a revolving credit facility fee (the “Revolving Credit Facility Fee”), equal to the Revolving Credit Facility Fee Rate multiplied by the amount of the Revolving Commitment of such Revolving Lender (regardless of usage and provided that if the Revolving Commitments terminate, then the Revolving Credit Facility Fee shall continue to accrue and be determined based on the Revolving Credit Exposure of such Revolving Lender) during the period for which payment is made, which Revolving Credit Facility Fee shall be payable quarterly in arrears on the last day of each of March, June, September and December during the applicable period, commencing on the first such date to occur after an effective Investment Grade Election is made, and on the date the Revolving Commitments terminate. All Revolving Unused Facility Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) During such time as any LC Exposure exists, the Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the actual daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, solely for its own account, a fronting fee equal to one-eighth of one percent (0.125%) per annum multiplied by the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue interest through and including the last day of each calendar quarter and shall be payable quarterly in arrears on the first Business Day after the last day of each of March, June, September and December during the applicable period, commencing on the first such date to occur after the Effective Date on which LC Exposure exists; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) The Borrower agrees to pay directly to the Diligence Agent, the mutually agreed fees due and payable to the Diligence Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for its own account or for distribution to the applicable Lenders, as the case may be. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate, as applicable.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, as applicable.

(c) Notwithstanding the foregoing, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, at the option of the Required Lenders, all overdue Obligations (which shall include all Obligations following an acceleration under Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate (including ABR Loans and Borrowings the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”) shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

(f) In the event that the Borrower achieves an Investment Grade Rating and makes the Investment Grade Election, then the Applicable Rate and the Revolving Credit Facility Fee shall be based on the Applicable Rate – Rating as of the first Business Day of the first calendar month following the calendar month in which the Borrower effectively makes the Investment Grade Election. Once effectively made, the Investment Grade Election shall be irrevocable.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Facility Lenders under a particular Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing under such Facility for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing under such Facility to, or continuation of any

Borrowing under such Facility as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing under such Facility, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), in each case in an amount that such Lender, such Issuing Bank or such other Recipient deems to be material, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank has determined to require such additional amount or amounts in good faith on a basis that is not arbitrary.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Any request for compensation pursuant to clauses (a) or (b) of this Section as a result of a Change in Law shall only be honored to the extent such Lender or Issuing Bank represents that such Lender or Issuing Bank, as applicable, is generally seeking compensation from similarly situated borrowers under similar credit facilities with respect to such Change in Law.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that each such Lender shall use reasonable efforts to mitigate any such loss, cost and expense in accordance with Section 2.19. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including, if requested by the Borrower, in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts (but excluding any confidential or proprietary information of such Lender), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17 Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

        (A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

        (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

        (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of an applicable IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an applicable IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

        (2) executed originals of IRS Form W-8ECI;

        (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of an applicable IRS Form W-8BEN or W-8BEN-E, as applicable; or

        (4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an applicable IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

        (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

        (D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Bank of America, N.A. Agency Management, 135 S. LaSalle Street, Mail Code: IL4-135-09-61, Chicago, Illinois 60603, Attention: Denise Jones, or by wire transfer to for payments to the following unless otherwise directed by the Administrative Agent:

Bank of America, N.A., ABA#: 026009593

Account Name: Wire Clearing Acct for Syn Loans – LIQ

Account No.: 1366072250600

Ref: Invitation Homes Operating Partnership LP

except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. In the event the Administrative Agent fails to pay such amounts to such Lender within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans (other than New Term Loans) shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes

Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice by the Borrower to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank and each Swingline Lender) if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in or elimination of such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Revolving Unused Facility Fees and Revolving Credit Facility Fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) or Section 2.12(b);

(b) the Commitments, Term Loan Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that (i) no Defaulting Lender’s Commitments may be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to a Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and (b) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice to the Borrower by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a), Section 2.12(b) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees payable under Section 2.12(a) and Section 2.12(b) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to any Issuing Bank ratably (based on the LC Exposure then held by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such

Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.21 Extension of Revolving Maturity Date. The Borrower shall have one (1) option (which shall be binding on the Lenders), exercisable by written notice to the Administrative Agent given no more than one hundred twenty (120) days nor less than thirty (30) days prior to the then Revolving Maturity Date, to extend the Revolving Maturity Date for a period of one (1) year. Upon delivery of such notice, the Revolving Maturity Date shall be extended for one (1) year so long as the following conditions are satisfied as of the effective date of such extension: (i) no Default or Event of Default has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects except to the extent that (1) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and/or (2) such representations and warranties are qualified by materiality (in which case such representations and warranties shall be true and correct in all respects); and (iii) the Borrower shall have paid an extension fee equal to fifteen hundredths of one percent (0.15%) of the aggregate outstanding amount of the Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).

ARTICLE III

Representations and Warranties

The Borrower (and, for the purpose of Sections 3.01, 3.02, 3.03, 3.07, and 3.12, the Parent) represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Parent and the Borrower is and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Subsidiaries is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate, partnership, limited liability company or other organizational powers, as applicable, of the Parent and each Loan Party and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which the Parent or a Loan Party is a party has been duly executed and delivered by the Parent or such Loan Party, as applicable, and constitutes a legal, valid and binding obligation of the Parent or such Loan Party, as applicable, enforceable against the Parent or such Loan Party, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or the Parent or any order of any Governmental Authority having jurisdiction over any Loan Party, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or the Parent or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries or the Parent, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders (i) the audited consolidated annual financial statements for the Borrower and its Subsidiaries fiscal year 2015, and (ii) the most recent unaudited consolidated quarterly financial statements of the Consolidated Group, certified by a the chief financial officer or another similarly responsible officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the relevant entities as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since September 30, 2016, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05 Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the assets included as Unencumbered Assets for purposes of the Financial Covenants satisfies the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Effective Date, Schedule 3.05 sets forth a list of the Unencumbered Assets.

(b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Material Subsidiary Guarantor (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of this Agreement, the other Loan Documents or the Transactions. As of the date of this Agreement, the Borrower and the Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements; No Default. The Borrower, each Subsidiary and the Parent is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from projections).

SECTION 3.12 Sanctions Laws and Regulations; USA Patriot Act. None of the Borrower, the Subsidiaries or the Parent, or to the best of their knowledge, any of their respective directors or officers acting or benefiting in any capacity in connection with this Agreement, is a Designated Person or is located, organized or resident in a Designated Jurisdiction. To the best of its knowledge, each of the Borrower, each Subsidiary and the Parent is in compliance in all material respects with the Act.

SECTION 3.13 Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations T, U and X of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, Regulations T, U or X of the Board.

SECTION 3.14 Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each material Subsidiary and material Investment Affiliate of the Borrower and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or Investment Affiliate.

SECTION 3.15 Solvency. As of the Effective Date, the Borrower and the Subsidiaries, on a consolidated basis, are, and after giving effect to the transactions to occur on the Effective Date (including, without limitation, the initial public offering of the Parent, the initial disbursements to be made under this Agreement and the use of proceeds of each of the foregoing), will be, Solvent.

SECTION 3.16 Insurance. The Borrower and the Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower and the Subsidiaries.

SECTION 3.17 OFAC.

(a) To the knowledge of the Loan Parties, none of the Loan Parties, nor any of their respective subsidiaries, nor, to the knowledge of the Borrower any director, officer, employee, agent or representative acting or benefiting in any capacity in connection with this Agreement, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions Laws and Regulations, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority having jurisdiction over any Loan Party or its subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.

(b) To the knowledge of the Loan Parties, no Loan Party or any subsidiary thereof has used or will use, directly or indirectly, the proceeds of the Loans or the Letters of Credit (i) for the purpose of funding any unlawful activities or business of or with any Designated Person, or in any country, region or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

SECTION 3.18 Anti-Corruption Laws. To the knowledge of the Loan Parties, the Loan Parties and their respective subsidiaries have conducted their businesses in material compliance with the Foreign Corrupt Practices Act, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders on the Effective Date to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such Loan Document) that such party has signed a counterpart of this Agreement or such Loan Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Parent, the Borrower and the other Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received the following items from the Borrower:

(i) Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;

(ii) Copies of the formation documents of each Loan Party certified by an officer of such Loan Party, together with all amendments thereto;

(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) Copies, certified by a Secretary, an Assistant Secretary or other authorized officer of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;

(v) The most recent audited financial statements of the Borrower and the Consolidated Group;

(vi) UCC financing statement, judgment, and tax lien searches with respect to each Loan Party from its state of organization;

(vii) If a Borrowing is to be made on the Effective Date, written money transfer instructions in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by an officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(viii) Compliance certificate substantially in the form of Exhibit B, executed by a Financial Officer, demonstrating compliance with the Financial Covenants on a pro-forma basis as of the Effective Date based on the financial statements for the fiscal quarter ending September 30, 2016 and after giving effect to the Transactions;

(ix) Broker Price Opinions for Operating Properties as necessary to support the calculations and computations set forth in the compliance certificate delivered pursuant to subclause (c)(viii) of this Section; and

(x) A customary solvency certificate from the Borrower certifying that, after giving pro forma effect to the transactions to occur on the Effective Date (including, without limitation, (the initial public offering of the Parent, the initial disbursements to be made under the Facilities and the use of proceeds of each of the foregoing), the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

(d) The Administrative Agent shall have received all fees (including upfront fees payable to the Lenders) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, or satisfactory evidence that such fees and amounts will be paid out of the initial Borrowings hereunder.

(e) At least three (3) Business Days prior to the Effective Date, the Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender, at least ten (10) Business Days prior to the Effective Date, that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act.

(f) The Initial Pre-Payable Loan Facilities shall have been, or contemporaneously with the making of the Initial Term Loans shall be, repaid in full and the Administrative Agent and the Lenders shall have received payoff letters and other evidence reasonably satisfactory to the Administrative Agent and the Lenders of (i) such repayment and (ii) the release of all Liens granted, if any, in connection with the Initial Pre-Payable Loan Facilities.

(g) On or substantially simultaneously with the Effective Date, the initial public offering of shares of common stock of the Parent shall be consummated.

Immediately upon the satisfaction of the foregoing conditions precedent, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit to be issued by such Issuing Bank hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on June 30, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Solely for purposes of satisfying the conditions precedent to the initial Borrowings hereunder on the Effective Date set forth in this Section 4.01, each Lender that has authorized the release of its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event . The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, increase, amend, renew or extend any Letter of Credit to be issued or issued by such Issuing Bank, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty (i) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and/or (ii) is qualified by materiality, in which case such representation and warranty shall be true and correct in all respects).

(b) Immediately after giving effect to such Borrowing or the issuance, increase, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, increase, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower (and, for the purpose of Sections 5.09(d) and 5.12, the Parent) covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information; Broker Price Opinions.

(a) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender):

(i) as soon as available but in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, for the Consolidated Group, setting forth in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit, other than a “going concern” expressly resulting solely from an upcoming maturity date under any Indebtedness of the Borrower and the Subsidiaries occurring within one year from the time the opinion is delivered or a prospective default under any of the Financial Covenants)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied;

(ii) as soon as available but in any event no later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet and related unaudited statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, for the Consolidated Group, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of Financial Statements, a compliance certificate in the form attached hereto as Exhibit B, signed by a Financial Officer (A) (x) certifying that, to such Financial Officer’s knowledge, no Default has occurred and is continuing, or (y) specifying the details of any Default that, to such Financial Officer’s knowledge, has occurred and is continuing, and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations and computations necessary to determine the Unencumbered Asset Value and demonstrating compliance with the applicable Financial Covenants including, without limitation, (x) a listing of the Unencumbered Assets of the Borrower and its Subsidiaries, and the Net Operating Income for each of such Unencumbered Assets and (y) schedule of Indebtedness of the Borrower and its Subsidiaries, to the extent included in such calculations and computations, and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary or the Parent with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, and/or distributed by the Borrower or the Parent to its shareholders generally, as the case may be;

(v) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower, or any subsidiary of any thereof, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (i), (ii) or (iv) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Further, notwithstanding the foregoing, the information required pursuant to clause (i) or (ii) of this Section shall be deemed to have been delivered if such information of the Parent is provided within the time periods set forth in such clauses; provided that to the extent such information relates to the Parent, it is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Borrower and its subsidiaries, as applicable, on a stand-alone basis, on the other hand.

(b) The Borrower shall, at its own expense, order from the Diligence Agent revised Broker Price Opinions in accordance with the following, and deliver or cause to be delivered the same to the Administrative Agent as follows:

(i) no later than the third (3rd) Business Day after the fiscal quarter ended September 30 of each fiscal year, commencing with the fiscal quarter ending September 30, 2017, an initial sample of ten percent (10%) (by number) of the Operating Properties, such sample to be selected by Diligence Agent on a random basis from the Operating Properties for which no Broker Price Opinion has been obtained within the preceding sixty (60) days and to include Unencumbered Assets that (by number) represent a percentage of the total number of Operating Properties included in the sample that is at least equal to the percentage of Unencumbered Assets included in the pool of all Operating Properties (such properties, collectively, the “Initial Sample Properties”), and shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions promptly but in any event no later than sixty (60) days thereafter;

(ii) additionally, if the ratio of (x) the sum of the BPO Values of the Initial Sample Properties, calculated using the BPO Values reported pursuant to the Broker Price Opinions described in clause (b)(i) above, divided by (y) the sum of the Index-Adjusted BPO Values of the Initial Sample Properties (the ratio of (x) divided by (y), the “Initial Sample Ratio”), is less than ninety-five percent (95%), a sample of an additional fifteen percent (15%) (by number) of the Operating Properties pursuant to the process set forth in clause (b)(i) above (such properties, together with the Initial Sample Properties, collectively, the “Expanded Sample Properties”); provided that the requirements of this clause (b)(ii) shall be waived if both (A) the Total Leverage Ratio, calculated such that Total BPO Value for all Operating Properties is discounted by the Initial Sample Ratio, is less than or equal to fifty-five percent (55%), and (B) the Unencumbered Leverage Ratio, calculated such that Total BPO Value for all Operating Properties is discounted by the Initial Sample Ratio, is less than or equal to fifty-five percent (55%), and shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions promptly but in any event no later than sixty (60) days after the delivery of the Broker Price Opinions delivered pursuant to clause (b)(i) above;

(iii) additionally, if the ratio of (x) the sum of the BPO Values of the Expanded Sample Properties, calculated using the BPO Values reported pursuant to the Broker Price Opinions described in clauses (b)(i) and (b)(ii) above, divided by (y) the sum of the Index-Adjusted BPO Values of the Expanded Sample Properties (the ratio of (x) divided by (y), the “Expanded Sample Ratio”), is less than ninety-five percent (95%), all Operating Properties will be valued pursuant to the process set forth in clause (b)(i) above; provided that the requirements of this clause (b)(iii) shall be waived if both (A) the Total Leverage Ratio, calculated such that Total BPO Value for all Operating Properties is discounted by the Expanded Sample Ratio, is less than or equal to fifty-five percent (55%) and (B) the Unencumbered Leverage Ratio, calculated such that Total BPO Value for all Operating Properties is discounted by the Expanded Sample Ratio, is less than or equal to fifty-five percent (55%), and shall deliver or cause to be delivered to the Administrative Agent such Broker Price Opinions promptly but in any event no later than sixty (60) days after the delivery of the Broker Price Opinions delivered pursuant to clause (b)(ii) above; and

(iv) further, with respect to each Operating Property, Borrower shall, as soon as reasonably possible after any such request for Broker Price Opinions is made, provide such cooperation and such information as the Diligence Agent may reasonably require for the purpose of obtaining the Broker Price Opinions from time to time.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender) prompt written notice, after an Authorized Officer becomes aware of such event, of the following events:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Loan Parties that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event, taken alone or together with any other ERISA Events that have occurred, that in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(d) any Environmental Liability that, in the good faith judgment of the Borrower, has, or would reasonably be expected to have, a Material Adverse Effect; and

(e) after the achievement by the Borrower of an Investment Grade Rating and the making of an Investment Grade Election, changes in the Debt Ratings.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that this Section 5.03 shall not require the Borrower or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same by any Subsidiary would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, pay their obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i)(a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, only two (2) such visits per calendar year shall be at the Borrower’s expense.

SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries and each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to their property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and Letters of Credit will be issued only to support, (i) the repayment of existing

Indebtedness of the Borrower and the Subsidiaries and (ii) general corporate purposes of the Borrower, including, but not limited to, the funding of acquisitions, investments, redevelopments, expansions, renovations, construction, capital expenditures and working capital needs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of Regulations T, U and X of the Board.

SECTION 5.09 Addition and Release of Guaranties.

(a) Additional Subsidiary Guaranties.

(i) Not later than the applicable Required Delivery Date, the Borrower shall cause (A) each Subsidiary (other than an Excluded Subsidiary) that owns an Unencumbered Asset and (B) each direct or indirect Subsidiary that holds direct or indirect Equity Interests in a Person, other than an Excluded Subsidiary, which owns an Unencumbered Asset, to deliver to Administrative Agent: (1) a Subsidiary Guaranty executed by such Subsidiary and (2) the other items required to be delivered under the following subsection (a)(ii) below; provided, however, that (x) promptly (and in any event not later than the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its discretion)) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from being a Material Subsidiary Guarantor on the Effective Date or delivering a Subsidiary Guaranty pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section and (y) in respect of any Subsidiary which is required to become a Guarantor after the Closing Date pursuant to this subsection (a)(i), to the extent such Subsidiary has not become a Guarantor as of the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its discretion), the BPO Value of a Property owned by such Subsidiary shall not be included in any calculation of Unencumbered Asset Value unless and until such Subsidiary executes and delivers to the Administrative Agent a Subsidiary Guaranty and the other items required to be delivered under the following subsection (a)(ii) below. Any such Subsidiary Guaranty delivered pursuant to this subsection (a)(i) and the other items required under the immediately following subsection (a)(ii) shall, unless otherwise approved by the Administrative Agent, be delivered to the Administrative Agent not later than the later of (x) forty-five (45) days after such obligation first arises and (y) the date on which the Compliance Certificate with respect to the fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which, in either such case, any of the above conditions first apply to a Subsidiary (the “Required Delivery Date”).

(ii) Each Subsidiary Guaranty delivered by a Subsidiary required to become a Guarantor under the preceding subsection (a)(i) above shall be accompanied by the items that would have been delivered under Section 4.01(c)(i) through (iv), and Section 4.01(e) as if such Subsidiary had been a Guarantor on the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent and such other documents, agreement and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to comply with its “know your customary” and other regulatory obligations.

(b) Release of Material Subsidiary Guarantors from Subsidiary Guaranties. The Subsidiary Guaranty provided by a Material Subsidiary Guarantor shall be automatically released, solely as it relates to such Material Subsidiary Guarantor, at such time as (i) such Material Subsidiary Guarantor ceases to own any Equity Interest in a Person that owns an Unencumbered Asset, (ii) as the result of any transaction involving the incurrence by any Person of Nonrecourse Indebtedness (including, but not limited to, term loan and/or term securitization transactions that are conducted pursuant to either a Rule 144A or a registered public offering or similar form of securitization transaction) in an aggregate principal amount in excess of $50,000,000 encumbering any asset which previously constituted an Unencumbered Asset (a “Qualified Refinancing”), or (iii) such Material Subsidiary Guarantor becomes an Excluded Subsidiary.

(c) Instruments of Release. The Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of Guaranty described in this Section 5.09 in a form reasonably acceptable to the Borrower and the Administrative Agent.

(d) Parent Guaranty. If any Parent Guaranty Event occurs, then, the Parent shall become a Guarantor by executing and delivering to the Administrative Agent within forty-five (45) days of such occurrence, a Parent Guaranty, together with the items that would have been delivered under Section 4.01(c)(i) through (iv), and Section 4.01(e) as if the Parent had been a Guarantor on the Effective Date. Provided no Default arising under Section 7.01(h) or Event of Default is then continuing, the Parent Guaranty provided by the Parent shall be automatically released at such time as no Parent Guaranty Event exists.

SECTION 5.10 Additions and Releases of Pledgors.

(a) Initial Delivery of Pledged Collateral. Within thirty (30) days following the Effective Date, (i) each Pledgor shall deliver to Administrative Agent each certificate or instrument in respect of the Pledged Collateral, in the manner required under the Pledge Agreement, duly indorsed by such Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by such Pledgor and (ii) the Borrower shall deliver to the Administrative Agent a legal opinion issued by Simpson Thacher & Bartlett LLP (or such other law firm reasonably acceptable to the Administrative Agent), which shall be in form and substance reasonably acceptable to the Administrative Agent, covering the perfection of the security interest in the Pledged Collateral upon indorsement and delivery to the Administrative Agent of such certificates. Notwithstanding anything to the contrary in this clause (a) or elsewhere in this Agreement, no Pledgor shall be required to pledge (or cause to be pledged) more than sixty-five percent (65%) of the capital stock designated as having voting power and one hundred percent (100%) of the capital stock designated as having non-voting power in any Excluded CFC, or any other equity securities of any other Subsidiary to the extent that the Borrower reasonably determines (in consultation with the Administrative Agent) that such pledge would result in adverse tax consequences pursuant to Code section 956.

(b) Additional Pledgors. At all times prior to the occurrence of a Pledge Termination Event, following the Borrower or any Material Subsidiary Guarantor acquiring, after the Effective Date, any Equity Interests of any Material Subsidiary Guarantor, the Borrower, or such Material Subsidiary Guarantor, as applicable, shall deliver to the Administrative Agent, not later than the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its discretion), each of the following in form and substance satisfactory to the Administrative Agent: (i) a supplement to the Pledge Agreement executed by each Person that owns any such Equity Interests, (ii) if such Subsidiary is not already a party to the Pledge Agreement at such time, each of the items that would have been delivered under Section 4.01(c)(i) through (iv), Section 4.01(e) and Section 5.10(a), as if the Borrower or such Subsidiary, as applicable, had been a Pledgor with respect to such Equity Interests on the Effective Date and (iii) and such other documents, agreement and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to comply with its “know your customer” and other regulatory obligations; provided, however, that in respect of any Material Subsidiary Guarantor which is required to become a Pledgor after the Closing Date pursuant to this subsection (b), to the extent such Material Subsidiary Guarantor has not become a Pledgor as of the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its discretion), the BPO Value of an Unencumbered Asset(s) indirectly owned by such Material Subsidiary Guarantor through its Subsidiaries shall not be included in any calculation of Unencumbered Asset Value unless and until such Material Subsidiary Guarantor has become a Pledgor and complied with this subsection (b).

(c) Release of Pledged Collateral. All liens of the Administrative Agent and the Lenders under any Loan Document encumbering any Pledged Collateral consisting of Equity Interests of a Subsidiary shall be automatically released, without the need for any consent or approval by the Administrative Agent or the Lenders, at such time as: (i) such Subsidiary ceases to be a Guarantor; and (ii) no Default arising under Section 7.01(h) or Event of Default then exists. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any document evidencing the foregoing release as may be reasonably requested by the Borrower.

(d) Termination of Pledge Agreement. Upon the occurrence of a Pledge Termination Event, so long as no Default arising under Section 7.01(h) or Event of Default then exists, the Pledge Agreement shall be automatically terminated as it relates to each Pledgor and all of the Pledged Collateral shall be released free and clear of all liens and encumbrances of the Administrative Agent and the Lenders. The Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of termination to evidence the termination and release of the Pledge Agreement and release of all the Pledged Collateral described in this Section 5.10(d) in a form reasonably acceptable to the Borrower and the Administrative Agent.

SECTION 5.11 Further Assurances. At the Borrower’s cost and expense and upon reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the guaranty and security provisions of this Agreement and the other Loan Documents.

SECTION 5.12 REIT Status. The Parent shall maintain its REIT status under the Code; provided that the requirements of this Section 5.12 may be waived in writing by the Administrative Agent in its reasonable discretion so long as (x) the preservation and maintenance of REIT status under the Code is no longer desirable in the conduct of the business of the Borrower, its Subsidiaries and the Parent, taken as a whole, and that the failure to maintain and preserve REIT status is not disadvantageous in any material respect to the Lenders, in each case, as determined in good faith by the Borrower and (y) the failure to maintain and preserve REIT status would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Financial Covenants

.

(a) Financial Covenants. From the Effective Date until the Obligations have been satisfied in full, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ended June 30, 2017, the Borrower shall not permit:

(i) Maximum Leverage Ratio. Total Outstanding Indebtedness minus Balance Sheet Cash to exceed sixty-five percent (65%) of Total BPO Value ( “Maximum Leverage Ratio”).

(ii) Maximum Secured Leverage Ratio. Total Outstanding Secured Indebtedness minus Balance Sheet Cash to exceed fifty-five percent (55%) of Total BPO Value.

(iii) Maximum Unencumbered Leverage. Total Outstanding Unsecured Indebtedness (including all outstanding Indebtedness under this Agreement) minus all Unrestricted Cash and cash from like-kind exchanges (the “Unencumbered Leverage Ratio”) to exceed sixty-five percent (65%) of the Unencumbered Asset Value.

(iv) Minimum Fixed Charge Coverage Ratio. EBITDA to be less than one and one-half of one (1.5) times Fixed Charges the (“Fixed Charge Coverage Ratio”), all for the four (4) fiscal quarters most recently ended.

(v) Minimum Unencumbered Fixed Charge Coverage Ratio. EBITDA attributable solely to Unencumbered Assets (such EBITDA, “Unencumbered EBITDA”) to be less than one and one-half of one (1.5) times Fixed Charges attributable solely to Unencumbered Assets (such Fixed Charges, “Unencumbered Fixed Charges”) (the ratio derived pursuant to this clause (v), the “Unencumbered Fixed Charge Coverage Ratio”), all for the four (4) fiscal quarters most recently ended. For the purposes of calculating the Unencumbered Fixed Charge Coverage Ratio, Unencumbered EBITDA and Unencumbered Fixed Charges shall exclude general and administrative expenses from any Operating Property that is not an Unencumbered Asset, determined on a pro rata basis based on the number of such Operating Properties that are not Unencumbered Assets.

(vi) Minimum Tangible Net Worth. The sum of (x) Total BPO Value plus (y) Balance Sheet Cash minus (z) Total Outstanding Indebtedness (“Tangible Net Worth”) to be less than $4,000,000,000.

(vii) Maximum Pari Passu Debt Ratio. Pari Passu Debt to exceed five percent (5%) of Total BPO Value (the “Maximum Pari Passu Debt Ratio”). For the purposes of calculating the Maximum Pari Passu Debt Ratio, Pari Passu Debt shall exclude the Ownership Share of Secured Indebtedness to the extent the proceeds thereof are applied in permanent reduction of the Obligations or other Secured Indebtedness of the Consolidated Group.

(b) Calculation of Financial Covenants. For purposes of calculating the Financial Covenants under this Agreement:

(i) for any period, the Financial Covenants shall be calculated based upon the most recent quarter-end Financial Statements, on a pro forma basis, giving effect to any asset disposition or acquisition during such period (in each case, in excess of, in any individual transaction or series of transactions (calculated based on the cumulative effect of any acquisitions offsetting corresponding dispositions in any series of transactions), five percent (5.00%) of the number of Operating Properties) and any incurrence, retirement or extinguishment of Indebtedness during such period, in the case of any calculation of the Fixed Charge Coverage Ratio or the Unencumbered Fixed Charge Coverage Ratio, with such asset disposition or acquisition or such incurrence, retirement or extinguishment of Indebtedness being deemed to have occurred as of the first day of the period for which such Financial Covenants are being determined;

(ii) the Financial Covenants set forth in Sections 6.01(a)(i), (ii), (iv), (v) and (vi) with respect to any Investment Affiliate or any Non-Wholly-Owned Subsidiary shall be calculated in a manner such that only the Ownership Share of the applicable Investment Affiliate or Non-Wholly-Owned Subsidiary shall be taken into account, so that the Borrower will be credited (or debited, if applicable) only with the Ownership Share of the direct and indirect definitional and other components that are included in the calculation of such Financial Covenants; and

(iii) Balance Sheet Cash and/or Unrestricted Cash that has been deducted in the calculation of the Financial Covenants set forth in Sections 6.01(a)(ii) and (iii) shall be determined without duplication when calculating such Financial Covenants.

SECTION 6.02 Fundamental Changes. (a) The Borrower will not, nor will the Borrower permit any Subsidiary or the Parent to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it which would result in a Change of Control, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower or the Parent in a transaction in which the Borrower or the Parent is the surviving corporation (or, if the Borrower or the Parent is not the survivor, the Required Lenders have consented to such transaction), (ii) any Person (other than the Borrower or the Parent) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person on an arm’s-length basis if the Borrower determines in good faith that such liquidation or dissolution, merger or disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is not prohibited by this Agreement. The Borrower will not, and will not permit the Parent or any Guarantor to reorganize under the laws of a jurisdiction other than any state of the United States or the District of Columbia.

(b) The Borrower will not, nor will the Borrower permit any Subsidiary to, engage, to any material extent, in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related, complementary, synergistic, ancillary or incidental thereto or reasonable extensions thereof.

SECTION 6.03 Restricted Payments. Restricted Payments shall be permitted without restriction, provided that if (a) an Event of Default under Section 7.01(a), Section 7.01(b) or Section 7.01(i) has occurred and is continuing or (b) the maturity of the Loans has been accelerated, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments except (i) if the Parent then maintains its REIT status, the amount required for the Parent (A) to continue to maintain its status as a REIT under the Code, and (B) to avoid any entity-level tax, including tax under Section 4981 of the Code, or (ii) to the Borrower or any Subsidiary that is a Guarantor.

SECTION 6.04 Transactions with Affiliates. The Borrower will not, nor will it permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the

Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Borrower and Wholly-Owned Subsidiaries, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower, the Subsidiaries or the Parent that are customary in the industry or are in the ordinary course consistent with past practices, (f) transactions with any Affiliate that manages any assets owned by the Consolidated Group; provided that any agreement therefor is expressly terminable by the asset owner without cause or penalty upon no more than sixty (60) days’ prior notice, and (g) Restricted Payments permitted by Section 6.03. Subject to the requirements of Section 6.04(a), this Section shall not prohibit loans to and other investments by the Borrower or its Subsidiaries in Non-Wholly Owned Subsidiaries or any Investment Affiliate, in each case that are otherwise not prohibited by this Agreement.

SECTION 6.05 Changes in Fiscal Periods. Unless required by a law, regulation or order of a Governmental Authority, the Borrower will not (i) permit the fiscal year of a Loan Party to end on a day other than December 31 or (ii) change a Loan Party’s method of determining fiscal quarters; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any of the other Loan Documents required to be observed or performed by such Loan Party, and such failure shall continue without being remedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the Borrower or a Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or such Subsidiary, as applicable, is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or such Subsidiary has set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness of the Borrower or any Material Subsidiary or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) Material Indebtedness that is Secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or such Material Subsidiary, as applicable, is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or such Material Subsidiary has set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party, the Parent or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party, the Parent or any Material Subsidiary or for a substantial part of its assets (an “Involuntary Proceeding”), and, in any such case, such Involuntary Proceeding shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) a Loan Party, the Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party, the Parent or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) a Loan Party or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) the Borrower or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge any final judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Material Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;

(l) any Loan Party or the Parent shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty or any other Loan Document; or this Agreement, a Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(n) a Change in Control shall have occurred;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in its capacity as such in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties and any fees then due to the Administrative Agent;

(c) Third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably in proportion to the respective amounts payable under this clause (c);

(d) Fourth, to pay or prepay, as applicable, principal on the Loans, unreimbursed LC Disbursements and any payment obligations then owing to the Approved Counterparties under Secured Hedge Agreements ratably to the Lenders, Issuing Banks, Approved Counterparties and any other Secured Party in proportion to the respective amounts under this clause (d);

(e) Fifth, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;

(f) Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents, if any;

(g) Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender, if any; and

(h) Eighth, to the Borrower or whoever may be legally entitled thereto.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the

Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable law with respect to any Bankruptcy Event or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law with respect to any Bankruptcy Event, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent (i) for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, or (ii) if it has become a Defaulting Lender. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at such time), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.08 Issuing Bank Reports to Administrative Agent.

(a) Unless otherwise agreed by Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, provide Administrative Agent a Letter of Credit Report or other information, as and when set forth below:

(i) For so long as any Letter of Credit Issued by such Issuing Bank is outstanding, such Issuing Bank shall delivered to Administrative Agent (i) on the last Business Day of each calendar month and (ii) on each date that (1) a Letter of Credit extension or other modification occurs or (2) there is any expiration, cancellation or disbursement, in each case, with respect to such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank; and

(ii) on any Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issuing by such Issuing Bank.

SECTION 8.09 Secured Hedge Agreement and Pledged Collateral Matters.

(a) Appointment. Each Approved Counterparty hereby appoints Administrative Agent as its non-fiduciary collateral agent for the purpose of perfecting and maintaining Approved Counterparty’s security interest and lien in and on the Pledged Collateral and any and all other collateral under the Collateral Documents. Each Approved Counterparty hereby authorizes and directs the Administrative Agent to (a) enter into all of the Collateral Documents for and on behalf of and for the benefit of the

Secured Parties in accordance with the terms hereof and thereof, (b) exercise such rights and powers under this Agreement and the Collateral Documents, as the case may be, as are specifically granted or delegated to the Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto or as are customarily and typically exercised by agents performing duties similar to the duties of the Administrative Agent hereunder and under the Collateral Documents, and (c) perform the obligations of the Administrative Agent under the Collateral Documents. Each Approved Counterparty signing this Agreement as a Lender hereby agrees to be bound by the provisions of this Agreement and the Collateral Documents in such Lender’s capacity as an Approved Counterparty. Each Approved Counterparty that has not signed or otherwise joined this Agreement in writing to Administrative Agent’s reasonable satisfaction shall, as a condition precedent to being an Approved Counterparty or Secured Party in respect of the Pledged Collateral, execute a joinder to this Agreement, acknowledging and agreeing to be bound by the terms and conditions of the Loan Documents applicable thereto, including, without limitation, this Section 8.09.

(b) Limitations on Duties and Actions of Administrative Agent. The duties of the Administrative Agent under the Loan Documents and in respect of the Pledged Collateral shall be deemed ministerial and administrative in nature, and the Administrative Agent shall not have, by reason of any the Loan Documents or any of the Collateral Documents, a fiduciary relationship with any Approved Counterparty. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents to which it is a party. The Administrative Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, excepting only its own gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. IN THE ABSENCE OF WRITTEN INSTRUCTIONS FROM THE LENDERS REQUIRED UNDER THIS AGREEMENT, THE ADMINISTRATIVE AGENT SHALL NOT BE REQUIRED TO FORECLOSE UPON ANY LIEN ENCUMBERING ANY OF THE COLLATERAL OR TAKE ANY OTHER ACTION WITH RESPECT TO THE COLLATERAL OR ANY PART THEREOF. Further, Sections 8.03, 8.04, 8.05, 8.07, 9.03(c), 9.09 and 9.10 shall apply to (i) Administrative Agent in its capacity as non-fiduciary collateral agent mutatis mutandis to the same extent as such provisions apply to the Administrative Agent in its capacity as “Administrative Agent” under the Loan Documents and (ii) each Approved Counterparty in its capacity as such mutatis mutandis to the same extent as such provisions apply to a Lender under the Loan Documents. Each Approved Counterparty hereby acknowledges and agrees that it has received and reviewed the Loan Documents.

(c) Defaults and Acceleration.

(i) If an Approved Counterparty exercises any right to terminate or unwind one or more transactions under any Secured Hedge Agreement entered into by such Approved Counterparty in connection with any event of default, termination event or similar event (each, however described in such Secured Hedge Agreement, a “Termination Event”) including, for the avoidance of doubt, any right to designate an “Early Termination Date” provided for in such Secured Hedge Agreement, then such Approved Counterparty shall send written notice thereof to Administrative Agent, specifying in detail the nature of the related Termination Event. If an Approved Counterparty sends any such notice in respect of Borrower’s (or its affiliate’s) default under any Secured Hedge Agreement to Administrative Agent, then such Approved Counterparty agrees to send notice to Administrative Agent in the event Borrower (or its affiliate) cures said default. The failure of any Approved Counterparty to deliver any notice contemplated by this clause (i) shall not (A) affect the validity of any termination or unwind of one or more transactions under any applicable Secured Hedge Agreement, (B) result in, or form the basis of, any breach of the applicable Secured Hedge Agreement, or (C) impose any liability on such Approved Counterparty.

(ii)    Each Approved Counterparty acknowledges that, subject to the terms of this Agreement, the Administrative Agent and the Lenders have the rights to declare Defaults and Events of Default under the Loan Documents, accelerate the Obligations and enforce such remedies as are available pursuant to the Loan Documents (including the Collateral Documents) or otherwise, including, without limitation, foreclosure. Each Approved Counterparty agrees that while it may have the right to terminate or unwind one or more transactions under any Secured Hedge Agreement entered into by such Approved Counterparty in respect of a Termination Event, only Administrative Agent shall have the right to enforce the remedies provided by the Loan Documents (or otherwise pursue remedies or recourse against the Pledged Collateral) arising from such Termination Event under such Secured Hedge Agreement entered into by such Approved Counterparty.

(iii)    Each Approved Counterparty acknowledges and agrees that (A) it shall only have recourse to the Pledged Collateral through the Administrative Agent and that it shall have no independent recourse to or right to take action in respect of the Pledged Collateral or any Loan Document and (B) the Administrative Agent shall have no obligation to, and shall not, take any action under any of the Loan Documents (including, without limitation, under any Collateral Document) except in accordance with the terms and conditions of this Agreement.

(iv)    Nothing herein shall be deemed to prohibit Administrative Agent or any Approved Counterparty from delivering to Borrower (and/or its affiliates) any notice or demand which Administrative Agent or such Approved Counterparty is entitled or required to give under the Loan Documents or any Secured Hedge Agreement entered into by such Approved Counterparty, as the case may be, notifying Borrower (and/or its affiliates) of the existence of the default or breach and affording Borrower (and/or its affiliates) the opportunity to cure such default or breach in accordance with the terms of the Loan Documents or any Secured Hedge Agreement entered into by such Approved Counterparty, as the case may be.

(v)    Nothing contained herein shall restrict the rights of an Approved Counterparty to pursue remedies, by proceedings in law and equity, or to enforce its rights in accordance with the provisions of any Secured Hedge Agreement entered into by such Approved Counterparty, to the extent that pursuit of such remedies or enforcement does not relate to the Pledged Collateral or interfere with the Administrative Agent’s ability to take action under any of the Loan Documents (including, without limitation, under the Collateral Documents) or against any Loan Party. For the avoidance of doubt, nothing contained in this clause (v) shall restrict the rights of an Approved Counterparty to terminate or unwind one or more transactions under any applicable Secured Hedge Agreement in accordance with the terms hereof.

(vi)    No Approved Counterparty shall contest the validity, perfection, priority or enforceability of, or seek to avoid, any Lien securing any Obligation or any of the Loan Documents. No Approved Counterparty shall have the right to obtain any of the Pledged Collateral or the benefit of any Lien on any Pledged Collateral except as expressly provided herein.

(d)    Application of Proceeds. In the event of any payment, distribution, division or application, partial or complete, of any kind or character, whether in cash, securities or otherwise, voluntary or involuntary, by operation of law, exercise of remedies or otherwise, of all or any part of the Pledged Collateral or the proceeds thereof, whether by reason of foreclosure, UCC sale, liquidation, bankruptcy, receivership, assignment for the benefit of creditors or any other action or proceeding involving the payment or readjustment of all or any part of the Pledged Collateral (a “Payment”), then any Payment shall be allocated and paid or distributed to Administrative Agent and Administrative Agent shall make such Payment available to the parties entitled thereto in accordance with the terms and conditions of Section 7.02 of this Agreement.

(e)    Amounts Due Under Secured Hedge Agreement. Notwithstanding any provisions in the Loan Documents to the contrary, each Approved Counterparty expressly acknowledges and agrees that all amounts due to such Approved Counterparty under any Secured Hedge Agreement entered into by such Approved Counterparty belong to, and are the property of, such Approved Counterparty.

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to the Borrower at: 1717 Main Street, Suite 2000, Dallas, TX 75201; Attn: Jonathan Olson; Fax: 214-481-5057; Electronic Mail: jolsen@invitationhomes.com; with a copy to 1717 Main Street, Suite 2000, Dallas, TX 75201; Attn: Ernie Freedman; Fax: 214-481-5057; Electronic Mail: efreedman@invitationhomes.com; with a copy to 1717 Main Street, Suite 2000, Dallas, TX 75201; Attn: Mark Solls; Fax: 214-481-5057; Electronic Mail: msolls@invitationhomes.com; with a copy to 1717 Main Street, Suite 2000, Dallas, TX 75201; Attn: Liula Baban; Fax: 214-481-5057; Electronic Mail: liula.baban@invitationhomes.com

(ii)    if to the Administrative Agent, (A) for notices of prepayment and Borrowing Requests, to Bank of America, N.A., at: 101 N. Tryon St., Mail Code: NC1-001-05-46, Charlotte, NC 28255; Attn: Jeffrey Obasuyi; Fax: 704-409-0013; Telephone: 980-683-5401; Electronic Mail: jeffrey.obasuyi@baml.com, and (B) for financial communications and all other notices, to Bank of America, N.A., at: Agency Management, 135 S. LaSalle Street, Mail Code: IL4-135-09-61, Chicago, Illinois 60603; Attn: Denise Jones; Fax: 877-206-8413; Telephone: 312-828-1846; Electronic Mail: denise.j.jones@baml.com;

(iii)    if to an Issuing Bank, (A) to Bank of America, N.A., at: Trade Finance Services, One Fleet Way, Mail Code: PA6-580-02-30, Scranton, Pennsylvania 18507; Attn: Alfonso Malave; Fax: 800-755-8743; Telephone: 570-496-9622; Electronic Mail: alfonso.malave@baml.com; (B) to Deutsche Bank AG NY Branch, at: 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256; Attn: Hareesha Doddagowda Kuberappa; Telephone: 904-520-5449; Fax: 866-240-3622; Electronic Mail: loan.admin-NY@db.com; (C) to JPMorgan Chase Bank, N.A., at: 10420 Highland Manor Drive, 4th Floor, Tampa, Florida, 33610; Attn: Standby LC Unit; Tel: 800-364-1969; Fax: 856-294-5267; Electronic Mail: gts.ib.standby@jpmchase.com; (D) to Credit Suisse AG, Cayman Islands Branch at: Eleven Madison Avenue, New York, New York 10010; Attn: Jack Madej; Telephone: 212-325-5397; Electronic Mail: jack.madej@credit-suisse.com; (E) to Goldman Sachs Bank USA, at: 200 West Street, New York, New York 10282; Fax: 917-977-3966; and (F) to Wells Fargo Bank, N.A., at: 401 B Street, Suite 100, San Diego, California 92101; Attn: Dale Northup; Telephone: 619-699-3025; Electronic Mail: dale.a.northup@wellsfargo.com; and to Wells Fargo Bank, N.A. at: 1512 Eureka Road, Suite 350, Roseville, California 95661; Attn: Patty Cabrera; Telephone: 916-788-4672; Fax: 916-787-4526; Electronic Mail: pcabrera@wellsfargo.com;

(iv)    if to a Swingline Lender, (A) to Bank of America, N.A., at: 101 N. Tryon St., Mail Code: NC1-001-05-46, Charlotte, NC 28255; Attn: Jeffrey Obasuyi; Fax: 704-409-0013; Telephone: 980-683-5401; Electronic Mail: jeffrey.obasuyi@baml.com; (B) to Deutsche Bank AG NY Branch, at: 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256; Attn: Hareesha Doddagowda Kuberappa; Telephone: 904-520-5449; Fax: 866-240-3622; Electronic Mail: loan.admin-NY@db.com;

(C) to JPMorgan Chase Bank, N.A., at: 3rd Floor, Prestige Technology Park, Platina Building No 3, Outer Ring Road, Bangalore – 560 103; Attn: NA CPG – Deepak Krishna; Telephone: +91 80 6790 5013; Electronic Mail: na.cpg@jpmorgan.com; (D) to Credit Suisse AG, Cayman Islands Branch, at: 7033 Louis Stephens Drive, PO Box 110047, Research Triangle Park, North Carolina 27709; Attn: Courtney Blue; Telephone: 919-994-6396; Fax: 866-469-3871; Electronic Mail: courtney.blue@credit-suisse.com and 18664693871@docs.ldsprod.com; (E) Goldman Sachs Bank USA, at: 200 West Street, New York, New York 10282; Fax: 917-977-3966; and (F) to Wells Fargo Bank, N.A., at: 401 B Street, Suite 100, San Diego, California 92101; Attn: Dale Northup; Telephone: 619-699-3025; Electronic Mail: dale.a.northup@wellsfargo.com; and to Wells Fargo Bank, N.A. at: 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415; Attn: Breanna Schmid; Telephone: 612-667-4485; Fax: 866-968-5584; Electronic Mail: breanna.l.schmid@wellsfargo.com; and

(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)    Electronic Systems.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.20(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent to a disbursement hereunder or of any Default shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest (provided that only the consent of the Required Facility Lenders under a particular Facility shall be necessary to waive any applicability of default interest with respect to such Facility), (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(a), (b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, or the definition of “Pro-Rata Share”, in each case without the written consent of each affected Lender thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) reduce the percentage specified in the definition of “Required Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility, (vii) release the Parent from its obligations under the Parent Guaranty (except as otherwise provided in Section 5.09), or release any of the other Guarantors from their obligations under the Subsidiary Guaranty (except as otherwise provided in Section 5.09) or any Pledge Agreement (except as otherwise provided in Section 5.10), in each case, without the written consent of each Lender, or (viii) extend the expiration date of any Letter of Credit beyond the Revolving Maturity Date without the written consent of each Lender affected thereby; provided, further, that (w) no such agreement shall amend, modify or waive any provision of this Agreement or the other Loan Documents so as to alter the ratable treatment of the Obligations arising under the Loan Documents or the Obligations arising under the Secured Hedge Agreements under Section 7.02, or any of the definitions of “Approved Counterparty”, “Secured Hedge Agreements”, “Obligations”, “Secured Parties” (as defined in the Pledge Agreement), or “Secured Obligations” (as defined in the Pledge Agreement), in each case in a manner disproportionately adverse to the Approved Counterparties without the consent of the Approved Counterparties in addition to the consent of the Lenders required above, (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, such Issuing Bank or such Swingline Lender, as the case may be, (y) the consent of the Required Facility Lenders of a Facility shall be required for any amendment, waiver or modification that adversely affects the rights of such Facility in a manner different than such amendment, waiver or modification affects the other Facility (it being understood, however, that any amendment, modification or waiver in relation to any representation, warranty, affirmative covenant, negative covenant, financial covenant or event of default contained in Articles III, V, VI or VII hereof, together with similar provisions contained in any other Loan Document, shall not require the consent of such Required Facility Lenders as a result of the operation of this clause (y)), and (z) no such agreement shall amend or modify Section 2.20 without the prior written consent of the Administrative Agent, each Swingline Lender and each Issuing Bank.

(c)    Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement and/or any of the other Loan Documents or an inconsistency between provisions of this Agreement and/or any of the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

SECTION 9.03    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket and documented expenses incurred by the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Diligence Agent and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), due diligence expenses and all printing, reproduction, document delivery, travel, IntraLinks, and communication costs, (ii) all reasonable out-of-pocket and documented expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket and documented expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (but in each case limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole and, if reasonably necessary, one additional local counsel for the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant jurisdiction) to the affected Lender or Lenders similarly situated and taken as a whole), during the existence of an Event of Default and in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket and documented expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Loan Party, this Agreement or the other Loan Documents; (iii) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement or the other Loan Documents, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents, or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent or a Joint Lead Arranger/Joint Bookrunner) and (B) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Joint Lead Arrangers/Joint Bookrunners after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field) for each such affected Indemnitee. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (x) promptly notify the Borrower in writing of such action, suit or proceeding and (y) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.14 or Section 2.15.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank or such Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that liability is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or any portion of a Term Loan unless the Borrower shall have objected thereto within ten (10) Business Days after the Borrower has received written request therefor in accordance with Section 9.01; provided further that no consent of the Borrower shall be required for an assignment to (I) if Revolving Commitment, a Revolving Lender or an Affiliate of a Revolving Lender, (II) if all or any portion of a Term Loan, a Term Loan Lender, an Affiliate of a Term Loan Lender, or an Approved Fund in respect of a Term Loan Lender, or (III) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or the Loans have been accelerated following an Event of Default, any Eligible Assignee (other than an Ineligible Institution). Notwithstanding the foregoing, the Administrative Agent shall send notice of an assignment to the Borrower;

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or an Affiliate thereof and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)    each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or an Affiliate thereof, and (y) all or any portion of a Term Loan; and

(D)    each Swingline Lender, provided, that no consent of any Swingline Lender shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or an Affiliate thereof, and (y) all or any portion of a Term Loan.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of only one Facility;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any Tax Forms required to be provided under Section 2.17(f); and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more Eligible Assignees (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding anything to the contrary contained herein, the parties hereto agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Borrower or any other Loan Party, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof.

(f)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to this Section 9.04(f) (all such voting rights shall be retained by the Granting Lender), (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender, and (v) with respect to the funding of any Loan by an SPV, the Borrower shall not have to pay any greater cost, or incur any greater expense, under the provisions of this Section 9.04(f) or otherwise, than if all Loans were funded by the applicable Granting Lender without the involvement of an SPV. The funding of a Loan by an SPV hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. This Section 9.04(f) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPV at the time of such amendment.

(g)    In connection with any sale or assignment of any portion of the Facilities to any new Lender during the forty-five (45) day period following the Effective Date, the Borrower agrees that, upon written request by the Administrative Agent, following such forty-five (45) day period, the Borrower shall, at the Borrower’s sole cost and expense, deliver either (i) a reliance letter in favor of such new Lenders to the legal opinion issued by Simpson Thacher & Bartlett LLP on the Effective Date and providing that such new Lenders have the right to rely thereon, in form and substance reasonably acceptable to the Administrative Agent, or (ii) a replacement legal opinion from a law firm acceptable to the Administrative Agent, which shall be in form and substance reasonably acceptable to the Administrative Agent, shall cover the same matters as the original opinion delivered by Simpson Thacher & Bartlett LLP on the Effective Date, and shall provide that the new Lenders have the right to rely thereon.

SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such

Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent, any Lender or any Issuing Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of the Administrative Agent, any Lender or any Issuing Bank, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT

PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)    The Borrower acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Electronic System and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Electronic System designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic System not designated “Public Side Information.”    Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Electronic System in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Electronic System and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

SECTION 9.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

SECTION 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of the Transactions (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Lenders and the Issuing Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Lenders and the Issuing Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understand and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, each Lender and each Issuing Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Lender or any Issuing Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Lenders, the Issuing Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Lender or any Issuing Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower hereby agrees that it will not claim that any of the Administrative Agent, Joint Lead Arrangers/Joint Bookrunners, Lenders, Issuing Banks and their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of the Transactions. Accordingly, to the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Lender or any Issuing Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transactions.

SECTION 9.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X

Guaranties

SECTION 10.01    The Guaranties. Each Guarantor is guaranteeing the Obligations pursuant to the terms and conditions of the Subsidiary Guaranty or the Parent Guaranty, as and to the extent applicable (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

SECTION 10.02    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement, if any, may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of the Guaranties, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of the Guaranties.

SECTION 10.03    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

INVITATION HOMES OPERATING PARTNERSHIP LP

By:	Invitation Homes OP GP LLC,
as general partner

	By:	/s/ Jonathan Olsen
	Name:	Jonathan Olsen
	Title:	Senior Vice President and Managing Director

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

INVITATION HOMES INC., solely in respect of certain applicable provisions of Article III and Article V

By:	/s/ Jonathan Olsen
Name:	Jonathan Olsen
Title:	Senior Vice President and Managing Director

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
Name:	Denise Jones
Title:	Assistant Vice President

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A., as Lender, Issuing Bank and Swingline Lender

By:	/s/ Michael J. Kauffman
Name:	Michael J. Kauffman
Title:	Vice President

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Chiara Carter
Name:	Chiara Carter
Title:	Executive Director

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/ Joanna Soliman
Name:	Joanna Soliman
Title:	Vice President

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[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Dale Northup
Name:	Dale Northup
Title:	Senior Vice President

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

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[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]

ROYAL BANK OF CANADA

By:	/s/ Joshua Freedman
Name:	Joshua Freedman
Title:	Authorized Signatory

[Signatures Continue on Following Page]

[Signature Page – Invitation Homes Revolving Credit and Term Loan Agreement]